EXHIBIT 10.3

AMENDMENT TO ZIFF DAVIS, INC.
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Amendment (this “Amendment”) amends, effective September 14, 2026, each then-existing RSU Agreement (defined below) between the recipient of this notice (“Participant”) and Ziff Davis, Inc., a Delaware corporation (the “Company”) pursuant to the Ziff Davis, Inc. 2024 Equity Incentive Plan (as amended or restated from time to time, the “Plan”). Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them under the RSU Agreement and the Plan, as applicable.
WHEREAS, the Committee (as defined in the Plan) has previously granted to Participant an Award of restricted stock units under one or more applicable Award Agreements (collectively, the “RSU Agreement”); and
WHEREAS, the Committee desires to amend the RSU Agreement as set forth in this Amendment.
NOW, THEREFORE, effective as of September 14, 2026, the RSU Agreement is hereby amended as follows:
1.The paragraph of the RSU Agreement beginning “Notwithstanding the foregoing, the Units shall become fully vested” is deleted in its entirety and replaced with the following:
“Notwithstanding the foregoing, the Units shall become fully vested (if not already vested pursuant to the schedule above) upon any of the following: (i) the Participant’s Termination of Service as a result of his or her death or Disability, effective on the date of such event; (ii) the Participant’s Termination of Service as a result of his or her Qualifying Retirement (as defined below), effective on the date of such Termination of Service; or (iii) except as may otherwise be provided in any employment or separation agreement between the Company and the Participant, the occurrence of a Change in Control, as defined below, unless the Board determines that the Participant has been offered substantially identical replacement restricted stock units and a comparable position at any acquiring company.”

2.Section 2(c) of the RSU Agreement is amended by adding the following definition to the end thereof:

“For purposes of this Agreement, ‘Qualifying Retirement’ means a Participant’s voluntary Termination of Service without Good Reason that satisfies each of the following conditions:

(i) the Participant has attained at the time of grant of the Award or at any time during the vesting schedule set forth above, (a) age 60 or older with at least five years of continuous service with the Company and its Subsidiaries, or (b) age 55 or older at a time when the sum of the Participant’s age and years of continuous service with the Company and its Subsidiaries equals or exceeds 70;

(ii) the Units satisfy a minimum vesting period of at least 12 months from the Grant Date as of the date of such Termination of Service (the “Retirement Date”);

(iii) the Participant has provided the Company with formal advance written notice of his or her intended retirement at least six months prior to the Retirement Date in accordance with procedures established by the Company and in a form approved by the Company; and

(iv) as a prerequisite to the vesting of any unvested Units, the Participant has released their claims as of the Retirement Date pursuant to the Company’s standard release of claims agreement.

For purposes of paragraph (i) of the Qualifying Retirement conditions, continuous service with the Company and its Subsidiaries shall include solely employment as an Employee unless the Committee determines, in its sole discretion, to include service as a Consultant or Director. Notwithstanding anything to the contrary, in the event the Participant provides notice of his or her intended retirement in accordance with Section 2(c)(iii) of the Qualifying Retirement conditions, upon delivering such notice, the Participant shall have irrevocably waived, or shall be deemed to have irrevocably waived, any and all payments, benefits, rights and entitlements (including, without limitation, any severance payments, accelerated vesting of compensation or benefits, and post-termination continuation of health and welfare benefits) relating to any Termination of Service other than Qualifying Retirement, death or Disability (regardless of whether initiated by the Participant or the Company or any Subsidiary) under any agreement with the Company or any Subsidiary, any plan of the Company or any Subsidiary, or otherwise, excluding any accrued salary, accrued vested benefits under a tax-qualified retirement plan, non-qualified deferred compensation or equity-based award, or rights to continued health coverage required under COBRA. Notwithstanding the foregoing, if the Company terminates Participant’s employment without Cause (as defined in the Plan or in Participant’s employment agreement, as applicable) after Participant provides formal advance written notice of his or her intended retirement but prior to the Retirement Date, Participant will remain entitled to the full vesting of Units subject to the conditions in Section 2(c) for Qualifying Retirement.”

3.Other than as specifically set forth herein, all other terms and provisions of the RSU Agreement shall remain unaffected by the terms herein, and shall continue in full force and effect.

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Ziff Davis, Inc.

/s/ Jeremy Rossen
By:	Jeremy Rossen
Its:	Executive Vice President and General Counsel